Exhibit 14.02

Bank of Marin Bancorp and Bank of Marin

CODE OF ETHICAL CONDUCT

Adopted by the Board of Directors 6/20/2008

Reviewed for Update
on December 13, 2018

BANK OF MARIN BANCORP AND BANK OF MARIN
CODE OF ETHICAL CONDUCT
Adopted by the Board of Directors 6/20/2008

Reviewed for Update
on December 13, 2018

Table of Contents

Introduction4
Personal Conduct5
Conflict of Interest6
Self-Dealing/Handling Personal Transactions/Loans7
Gifts/The Bank Bribery Act8
Bequests or Legacies9
Fiduciary (Trust) Appointments9
Personal Financial Responsibility9
Employee Borrowings10
Personal Investments10
Securities Trading and Investment Guidelines11
Confidential Information11
Protecting Company Information12
Books and Records, Accounting Controls and Disclosures13
Use of the Company’s Name13
Suspicious Activity Reports13
Bank Examination Reports14
Disclosure of Corporate News and Information14
Information Regarding Past and Present Employees or Directors14
Fidelity Coverage15
Obeying Laws and Regulations15
Disclosure16
Dealing with Auditors, Examiners and Legal Counsel17
Money Laundering Activities/the Bank Secrecy Act/OFAC17
Anti-Competitive Activities18
Directors or Officers in Outside for Profit Companies18
Directors or Officers in Nonprofit Companies and Civic and Charitable Organizations19
Outside Employment19
Solicitation And Distribution Activities20
Advice To Customers20
Speeches and Articles for Publication21
Political Activities21
Reporting Procedures22
Disciplinary Action23
Changes Made to the Code of Ethical Conduct / Waiver24
ACKNOWLEDGMENT BY EMPLOYEE/DIRECTOR25

Introduction

This Code of Ethical Conduct (“Code” or “policy”) applies to all employees, officers and directors (hereinafter an “employee” or “you” irrespective of whether or not an actual employment relationship exists) of Bank of Marin Bancorp and Bank of Marin (collectively the “Company”).

This Code describes some of your responsibilities as an employee. It recognizes that personal conduct directly and indirectly reflects upon the reputation and successful business operation of the Company.

The following policies and guidelines are set forth to assist you in determining what is appropriate personal and professional conduct. The Code of Ethics does not encompass all of our expectations; you should also familiarize yourself with the Employee Handbook and other policies and procedures that are applicable to you. In general, the use of good judgment, coupled with high ethical standards, is your best guide. If you have any questions regarding this Code of Ethics or the appropriateness of any action or arrangement, you should seek the advice of your department manager. For purposes of this Code, the term “department manager” means in the case of (i) an employee – such employee’s immediate supervisor, (ii) an officer – such officer’s immediate supervisor, (iii) an executive officer – the Chief Executive Officer, (iv) the Chief Executive Officer – the Chairman of the Board and (v) a director – the Chairman of the Board.

This Code is required by the United States securities laws and the rules and regulations of the Securities and Exchange Commission (the “Commission”) as well as the listing standards of NASDAQ as being necessary to deter wrongdoing and to promote:

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	full, fair, accurate, timely, and understandable disclosure in reports and documents that a company files with, or submits to, the Commission and in other public communications made by the company;

3.	compliance with applicable governmental laws, rules and regulations;

4.	the prompt internal reporting of Code violations to an appropriate person or persons identified in the Code; and

5.	accountability for adherence to the Code.

The policies, rules, standards and guidelines contained in this Code of Ethics do not establish enforceable employee rights, contractual or otherwise, and do not establish an employment relationship enforceable by employees. They are not promises to employees and they are subject to change at any time without notice. Employees continue to be employed at will; the at will employment relationship shall continue unless changed in writing by the Chief Executive Officer of the Company.

Personal Conduct

1.     Trustworthiness/Personal Behavior and Appearance. You should always be mindful of the Company’s position and reputation in the community. Since the success of any banking operation depends on the public’s trust, it is extremely important that you conduct your personal affairs in such a way as to avoid discredit or embarrassment to either yourself or the Company. Your personal behavior and appearance should, likewise, be governed by both common sense and good taste. Employees are expected to provide complete and truthful information in dealing with Company employees.

2.     Discrimination and Harassment. Discriminatory or harassing behavior may not only be illegal, but also precludes good customer, vendor and employee relations, all of which are essential to the success of the Company. Therefore, the Company’s policy prohibits discriminatory conduct or harassment with respect to Company customers, vendors, employees or the general public, based on race, color, creed, religion, gender, marital status, age, national origin or ancestry, physical or mental disability, medical condition including genetic characteristics, sexual orientation, veteran status, or any other consideration made unlawful by federal, state or local laws while conducting business for or representing the Company in any manner.

Harassment includes but is not limited to: making unsolicited or unwelcome written, verbal, physical and/or visual contact with sexual overtones; making reprisals or threats of reprisals or implied threats of reprisal following a negative response to a personal invitation you issued to another employee; engaging in implicit or explicit coercive sexual behavior to control, influence or affect the career, salary and/or work environment of another employee; or offering favors or employment benefits in exchange for sexual favors.

3.     Drugs and Alcohol. You may not use, possess or sell alcohol or drugs on Company property, nor work under the influence of such substances.

4.     Weapons. You may not bring a weapon of any kind onto Company property, including any property where a Company function is taking place. You may not use or threaten to use a weapon or physical violence against any employee, vendor or customer of the Company.

Conflict of Interest
You must avoid situations and transactions which create, or appear to create, a conflict of interest. A conflict of interest occurs when you engage in a personal activity or have a personal interest that conflicts with your duty to the Company or adversely affects your judgment in the performance of work responsibilities, or when you use your position with the Company or use the Company’s confidential information to benefit yourself rather than the Company. The Company strictly prohibits its employees from taking any action or entering into any relationship that creates, or even appears to create, a conflict of interest without the prior approval of the employee’s department manager. The Company’s President/Chief Executive Officer, Chief Financial Officer, the Chief Operating Officer, or other executive officers must receive approval of the Board of Directors or a committee of the Board of Directors prior to taking any action or entering into any relationship that creates, or even appears to create, a conflict of interest. For purposes of determining whether a conflict exists, the actions of an employee’s immediate family members are treated as those of the employee and are therefore subject to the same considerations.

Conflicts can arise due to either personal or business relationships with customers, suppliers, business associates or competitors of the Company. For example, you should:

1.	Not be a signer on any account over which you exercise control as a Company employee.

2.
Not be a signer on any customer’s account, act as a co-tenant of a safe deposit box, or otherwise represent another customer in dealings with the Company, excluding accounts or boxes where the other customer is related to you by blood or marriage or where you act in official capacity as an officer of a nonprofit. You may not process your own transactions.

3.	Not enter into any business relationship (e.g., partnerships, joint ventures, syndicates) with present or prospective customers or suppliers.

4.
Unless prior approval of the Chief Credit Officer is obtained as well as any necessary Board approval under Regulation O, not extend credit to: (a) any customers, if the proceeds are to be given or loaned to you or used to pay a debt owed by you, or to benefit you, a family member or a close relative; (b) any customers, if the loan, in whole or in part, will enable them to purchase real or personal property from you, a family member or a close relative; (c) any company in which you have an interest as a director, officer, controlling person or partner, or in which a family member or close relative has such an interest; or (d) customers or vendors of the Company by way of loaning your own funds or personal credit by a guarantee or similar means.

5.	Not make a loan to any public bank examiner who examines or has the authority to examine the Company.

It is important to recognize that the appearance of a conflict may be just as damaging to the Company’s reputation as a real conflict.

When faced with a situation involving a potential or actual conflict of interest you should immediately notify your department manager and the Human Resources Director in writing.

The Company maintains a separate Related Party Transactions Policy which applies to executive officers, directors, director nominees and certain others and is incorporated by reference in this Code of Ethics.
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Self-Dealing/Handling Personal Transactions/Loans

You must not represent the Company in any transaction with a person or organization in which you or any of your family, relatives or close personal friends have a direct or indirect interest or from which any of you may derive a benefit.

You may not open accounts or receive incentive pay for transactions involving family members or relatives.

You may not handle a loan application or participate in any credit decision (including overdrafts) for yourself, or for any of your family members, relatives, close personal friends, or entities controlled by family members, relatives or close personal friends; instead you must refer the borrower to another loan officer in an equal or higher position to make, check on the progress of and/or handle the loan.

Employees are not allowed to process their own banking transactions, nor those of their family members or relatives, even if the employee has the other party’s authorization; such transactions must be referred to another employee or your manager to process.
Transactions that involve fee waivers, non-sufficient funds, overdraft fee reversals, overdrafts or similar matters for your accounts, or for those of family members, relatives or close personal friends, must be referred to your supervisor for processing and approval (even if you would otherwise be authorized to process the transaction or make such a decision). You may not make decisions, approve transactions, or influence others to approve transactions on such accounts.

If you are asked to process a transaction for another employee, be careful to ensure the transaction is appropriate and within your authority.

You must not accept business opportunities from persons doing business or seeking to do business with the Company if such opportunities are made available to you because of your position with the Company.

You must never use your position with the Company to influence public officials or others for your personal benefit. Likewise, your Company employment should not be used as leverage to gain favors from customers or suppliers.

Gifts/The Bank Bribery Act

Neither you nor members of your immediate family shall solicit or accept for yourselves or third parties (other than the Company) any gift, offer of travel, unusual hospitality or other thing of value (other than your salary, commissions or bonus from the Company) from any person or entity which either appears to be or is in connection with any business, service, confidential information or transaction of the Company, either before or after a transaction is discussed or consummated. Criminal penalties may be imposed for violating this prohibition.

The foregoing is not intended to preclude the receipt of unsolicited non-cash gifts of nominal value or customer hospitality from persons or entities doing business with the Company, when it is clear from the circumstances that no attempt is being made to influence you. A gift of nominal value is defined as being $200 or less during any twelve month period.

Possible exceptions to the general prohibition regarding the acceptance of things of value may include:

1.
Acceptance of gifts, gratuities, amenities or favors based on family relationships (e.g., from a parent, child or spouse of a Company employee) where the circumstances make it clear that it is those relationships, rather than the business of the Company, which are the motivating factors.

2.
Acceptance of meals, refreshments, travel arrangements, accommodations, or entertainment, all of reasonable value and in the regular course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions, provided the expenses would be paid for by the Company as a reasonable business expense, if not paid for by another party.

3.	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, except where prohibited by law.

4.	Acceptance of civic, charitable, educational or religious organization awards for recognition of service in an amount of $200 or less during any twelve month period.

5.	Acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items.

6.	Acceptance of discounts or rebates on merchandise or services that are offered by a third party to the general public.

If you are offered or anticipate receiving a gift or other thing of value, which is not permitted under the above guidelines, you must report it immediately in writing to your department manager and the Human Resources Director.

If you are uncertain as to the propriety of a gift, you must seek the written approval of your department manager before accepting it. Your request should be in writing and should state all relevant facts. You must send a copy of the request and the approval to the Human Resources Director.

Bequests or Legacies

You and your immediate family must not accept bequests or legacies from customers of the Company (other than a family member, relative or close personal friend, or a person who has never dealt with you as a representative of the Company) under a will or trust without the advance written consent of your department manager. If you find that you are named as a beneficiary in a will or trust not involving a family member, relative or close personal relationship, or you first learn of the fact after the death of a grantor who was a customer, you should immediately notify your department manager.

Fiduciary (Trust) Appointments

You may not accept any appointment as an executor, administrator, guardian, trustee or any similar fiduciary capacity without the prior written approval of your department manager. Notice of such appointment shall be sent to the Human Resources Department. This does not, however, apply to appointments made by family members, relatives or close personal friends, provided the duties required will not interfere with the proper performance of your duties to the Company.

Personal Financial Responsibility

Company employees are expected to demonstrate an ability to manage personal finances properly, particularly the intelligent use of credit. Imprudent personal financial management can affect job performance and reflects poorly on your ability to perform responsibilities of a financial nature.

Acting as an accommodation co-signer or guarantor for others can be a risky practice and often results in the accommodation co-signer or guarantor having to pay the obligation. As such, you should not assume co-signer or guarantor responsibilities unless you are in a position to pay the entire obligation upon demand.

Employee Borrowings

You may not borrow money from customers, vendors or suppliers (including personal friends) of the Company, unless the lender is a recognized lending institution. The term “borrow” does not include a loan from a family member or purchase from a customer or supplier resulting in an extension of credit in the normal course of business.

Federal law imposes certain restrictions on loans by the Company to its executive officers, directors, principal shareholders and their related interests. Questions regarding such loans should be directed to the Chief Credit Officer.

Personal Investments

Company employees, by the very nature of their positions, must be particularly circumspect regarding investments which may appear improper to customers, supervisory authorities or the public. You should consult with the Human Resources Director if you have or are considering any investments of questionable propriety.

You should avoid entering into transactions where it may appear that you are benefiting improperly from your relationship with the Company or violating your fiduciary responsibilities. This applies to investments by members of your immediate family, as well.

While a complete list of such matters cannot be given, you must refrain from directly or indirectly owning or purchasing any of the following:

1.     Real or personal property in which the Company has or intends to obtain an ownership interest (e.g., through purchase, foreclosure or repossession, or in a fiduciary capacity). This does not include any sale of the Company’s valet automobiles or surplus personal property offered through a third party to the general public, as long as the sale is in accordance with the Company’s established policies. Note: Although employees may purchase such property if it is offered through a third party to the general public, it is against Company policy for executive officers (as defined by Regulation “O”) to do so.

2.     Stocks, bonds or other securities (a) pledged to the Company as collateral, (b) sold by the Company in a fiduciary capacity, or (c) issued by any entity indebted to the Company, except for securities, which are publicly traded.

3.     Stock of any business or financial institution in anticipation of its merger with or acquisition by the Company. Investment in stock of any financial institution, even though made in good faith and without prior inside knowledge, should be given careful consideration because of the possible adverse publicity to the Company in the event of a subsequent merger with, or acquisition by the Company.

4.     Trust deeds, mortgages or chattel mortgages that are a lien against property in which the Company has a security interest.

5.     An interest in any company which is a customer, vendor or supplier of the Company. This limitation does not apply to non-officer directors or the ownership or purchase of less than 5 percent of the outstanding stock of any company whose securities are listed on a national securities exchange.

6.     An interest in a company for which you are the account officer or in which you have access to information which is not generally available to the public.

7.     If you deal with securities firms in purchasing or selling securities for the Company or its customers, you may not accept preferential treatment from those firms in your personal dealings with them. Any appearance of a conflict of interest must scrupulously be avoided.

Securities Trading and Investment Guidelines

The Company maintains a separate Insider Trading Policy which is incorporated by reference in this Code of Ethics. Employees should consult and must adhere to the Insider Trading Policy anytime an employee engages in a transaction involving Bank of Marin Bancorp common stock, or other form of security.

Confidential Information
During the course of your work, you may hear or have access to confidential information about the Company or about present and prospective customers, suppliers, shareholders and other staff members. Such information must be held in the strictest of confidence and it is to be used solely for corporate purposes and never for personal gain. Under no circumstances should such information be transmitted to persons outside the Company, including your family or associates, or to other employees of the Company unless they have a need to know such information to discharge their duties. In general, the only exceptions to this policy would be routine credit inquiries, information released in the normal course of business (e.g., for the negotiation of checks), disclosures required by law or regulation, legal process and information authorized for release by customers.

If you are authorized to reveal confidential information to another, you must specifically designate such information as confidential. For example, if you provide material nonpublic information to accountants or other consultants who have been retained to assist in an acquisition, you must make it clear such information is confidential in order to avoid “tipper” liability under the securities laws. Before revealing confidential information to outsiders, you should ascertain whether outside law firms, rating services, investment banks, accountants and other outside consultants to whom confidential information may be given have confidential or “inside information” compliance procedures in place to guard against any misuse of such information by members of such firms.

You must keep all files, records, or inquiries regarding customers and employees and other records that contain confidential information in a secure place. Do not leave documents of a confidential nature lying on your desk or work area when you are not using them.

If particularly sensitive information is involved, additional precautions should be taken. If possible, avoid using file names which might disclose confidential information. Confidential files and word processing disks or tapes should be kept in a locked cabinet or other secure place.

When transporting confidential documents, keep them in sealed envelopes or folders marked as “confidential.” Any envelopes or folders marked as “confidential” or “personal” should only be opened by the addressee.

If you find it necessary to carry sensitive information off premises, due care should be taken to protect its security. Care also should be taken not to discuss any matter of a confidential nature on cellular or digital phones, on car phones, on elevators or other public conveyances, in restrooms, restaurants or other public places where the conversation might be overheard. You must be sensitive to whether information is confidential when using E-mail, voicemail or facsimile machines, or the Internet.

You must keep all identification and access codes, security equipment, security programs and security procedures confidential.

You must not disclose confidential information, whether it is in a written form or in your memory, even after you leave your employment or position with the Company.

You must comply with all other Company policies and procedures relating to confidentiality, including those that have been adopted for your line of business or department.

Protecting Company Information
All Company information must be protected against unauthorized access, modification, destruction, disclosure or release to unauthorized parties. Employees must follow applicable policies and procedures and safeguard information in whatever form it exists (e.g., electronic or hard copy). Deliberate or willful violations of existing policies for protecting Company information or negligent failure to protect Company information properly may result in disciplinary action, including termination.

Books and Records, Accounting Controls and Disclosures
The Company requires that all its books and records be maintained accurately and with honesty. This requires that no fund, asset, liability, revenue or expense be concealed or incompletely recorded for any purpose. Employees must closely adhere to the following accounting guidelines:

1.	All assets, liabilities and transactions of the Company should be accurately recorded in accordance with the Company’s record keeping procedures and generally accepted accounting principles;

2.
No false or misleading entries are permitted to be knowingly made or caused to be made in the Company’s record books, even if such entries would not be material to the Company or its operations as a whole;

3.	Any entries that are inaccurate should be reported to management. False or irregular entries should be promptly reported to a member of the Audit Committee for an immediate corrective action; and

4.	All entries must be supported by documentation adequate to permit the books and records to be verified by audit.
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Proper accounting requires not only careful compliance by the Company’s accountants, but also the cooperation of all employees who are involved in keeping financial records of any type.

For further details on the requirements of employees dealing with maintenance of the Company’s financial records, please refer to Sections 302 and 303 of Sarbanes-Oxley Act of 2002.

Use of the Company’s Name

Good judgment should be exercised at all times to avoid the use of the Company’s name or its logo in any manner which may imply the Company’s endorsement of any outside activity or product. Requests for Company endorsement and/or use of the Company name/logo require approval from the Marketing Department.

Suspicious Activity Reports

It is unlawful to disclose to a customer or other person who is the subject of a suspicious activity report the contents or existence of a Suspicious Activity Report. You may, however, discuss a SAR with other Company employees who have a need to know, Company’s counsel and law enforcement officials, as appropriate.

Bank Examination Reports

Periodically, various regulatory agencies examine the Company. The reports generated as a result of the examination usually remain the property of the issuing agency and are considered strictly confidential. Employees are prohibited from disclosing any information contained in or related to such examination reports. These prohibitions may extend to subpoenas. If a subpoena requests such information, consult with the Company’s Chief Financial Officer.

Disclosure of Corporate News and Information

Financial information about the Company is not to be released to anyone unless it has previously been included in a published report or otherwise made generally available to the public. Any questions concerning the disclosure of confidential information should be referred to the Chief Financial Officer.

All media inquiries regarding the Company should be referred to the Chief Executive Officer or the Chief Financial Officer. The following subjects are never to be discussed with the media or in any other public forum:

1.     Confidential business matters which could be of interest to competitors.

2.     Information about a customer and the customer’s dealings with the Company.

Information Regarding Past and Present Employees or Directors

The policy of the Company is to safeguard the confidential aspects of its relationship with its employees and directors; to satisfy all requirements of applicable labor laws; and to maintain uniformity in replies to inquiries concerning past and present employees. In order to assure that this policy is consistently maintained, any request for information regarding past or present employees or directors must be referred to the Human Resources Department. This includes inquiries relating to employment, salary verification and performance evaluation.

The above procedures apply to all requests, whether written or oral, regarding Company employment. They do not apply, however, to routine credit inquiries from legitimate businesses regarding deposit or loan information or to those instances in which the Company appears to be a victim of a crime or for other legitimate business reasons. Credit inquiries may be answered in the normal course of business by the banking office where the employee’s accounts or loans are carried.

Fidelity Coverage

Every employee must be covered by the Company’s fidelity bond. The Company will not continue to employ anyone who ceases to be eligible for coverage.

Obeying Laws and Regulations

The Company and its employees may be subject to penalties if they violate any laws or regulations. It is therefore important that you be familiar with the laws and regulations governing the line of business in which you work and that you be careful to ensure that you fully comply with them. Compliance with laws and regulations is every employee’s responsibility. Employees who commit illegal acts could be subject to disciplinary action which may include termination.

You must report all instances of known or suspected illegal activities or other suspicious activities on the part of any employee, agent, customer or potential customer of the Company. If you are uncertain as to the propriety of an individual’s actions, call the Security and/or Compliance Officers to obtain clarification. You must promptly notify the Security and/or Compliance Officers if you believe an employee, agent, customer or potential customer has committed or tried to commit an illegal act or if you discover any circumstances which suggest that a crime has been committed. Failure to report suspected illegal activities properly may subject you to disciplinary action, including, if appropriate, termination. The Company is required by law to report violations or suspected violations of criminal laws to federal and/or state law enforcement agencies. As noted above, it is a crime to disclose the contents or existence of a suspicious activity report to anyone other than Company employees or the Company’s legal counsel to the extent that such persons are involved in preparing or submitting the report. Please see the section below titled “Reporting Procedures” for additional detail on the process for reporting violations.

Dishonest and fraudulent acts by Company employees are crimes under federal and state law, and may be punishable by fines and/or imprisonment. Examples of activities prohibited by law include:

1.	Accepting anything of value (except an employee’s salary or other compensation paid or sanctioned by the Company) in connection with Company business (See “Gifts/the Bank Bribery Act” page 6);

2.	Willfully making any false or untrue entry or willful omission in any book or record of the Company;

3.     Stealing, embezzling or misapplying corporate funds or assets;

4.	Willfully making any statement or rumor which is derogatory and untrue regarding the financial condition of any bank doing business in California;

5.
Intentionally failing to make Currency Transaction Reports or other reports required under the Bank Secrecy Act (collectively referred to as “CTRs”), or assisting in the structuring of a transaction to avoid the filing of a CTR, as required by law;

6.     Using threats, physical force or other unauthorized means to collect money;

7.	Issuing unauthorized obligations (such as certificates of deposit, notes or mortgages);

8.     Certifying a check drawn on an account with insufficient funds;

9.	Unless specifically permitted by law, making a loan or giving a gift to a regulator who has the authority to examine any Company affiliate;

10.     Using a computer to gain unauthorized access to the records of a customer;

11.     Concealing or misapplying any of the Company’s assets; and

12.	Loaning funds to, or depositing funds with third parties with the understanding, express or implied, that the party receiving such funds will make a loan or pay any consideration to you.

Disclosure

It is the Company’s policy and intent to issue full, clear, accurate, timely and understandable reports to the public and regulatory authorities. Each director, officer or employee involved in the Company’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer (sometimes referred to as the “senior financial officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition, or prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure. To that end, each director, officer or employee who is involved in the Company’s disclosure process, including without limitation the senior financial officers, must:

•
Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company, to the extent relevant to his/her responsibilities.

•
Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others.)

•
Take appropriate steps, including consulting with other Company officers and employees, to assure that reports and disclosures they issue comply with the spirit as well as the actual federal law and SEC regulations regarding full and accurate disclosures.

Dealing with Auditors, Examiners and Legal Counsel

All employees, officers and directors are required to respond honestly and with candor when dealing with the Company’s independent and internal auditors, regulators and attorneys.
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Money Laundering Activities/the Bank Secrecy Act/OFAC

Both federal and state law prohibit the laundering of money or aiding and abetting the laundering or attempted laundering of money or avoidance of any Bank Secrecy Act reporting requirement.

Money is laundered to hide the criminal activity associated with it, including the crimes by which it is generated, e.g., drug trafficking, tax avoidance, counterfeiting, etc. Employees need to “know their customer,” and be alert to the dangers to the Company should it, even unwittingly, become involved in receiving or laundering proceeds of crimes.

Financial institutions and their affiliates are required to report any known or suspected laundering of money or the structuring of transactions to avoid Bank Secrecy Act reporting requirements. Employees must contact the Security and/or Compliance Officers immediately in the event any known or suspected criminal activity or transaction, or other suspicious or unusual activity, comes to their attention.

Federal law also prohibits the processing of any transactions involving a person, business, or government agency who is named on the Office of Foreign Assets Control’s Specially Designated Nationals list (“SDN”) or who is otherwise the subject of economic sanctions by the U.S. government. Employees are to immediately report any transaction, loan application, letter of credit application, or other bank account, service or document which may involve or make reference to an SDN to the Security and/or Compliance Officers.

Anti-Competitive Activities

Federal law prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A violation of the law can occur through a formal or informal agreement between the Company and a competitor to (1) fix prices; (2) allocate markets; or (3) refuse to deal with particular suppliers or customers.

If you are in contact with the Company’s competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how the Company conducts or will conduct its business. You should be especially careful at social or professional gatherings and at trade association meetings. Discussions or exchanges of information relating to competitive matters (e.g., cost, pricing or strategy) must carefully be avoided.

In addition, federal law specifies that banks in general may not extend credit, lease or sell property of any kind, or furnish any service, on the condition that the customer: (1) obtain additional credit, property or service from the Company; (2) provide some additional credit, property or service to the Company; or (3) refrain from obtaining some other credit, property or service from a competitor of the Company. Employees may, however, cross-sell the Company’s products, and ask for our customer’s business.

Questions concerning anti-competitive issues should be directed to the Human Resources Director or the Chief Financial Officer.

Directors or Officers in Outside for Profit Companies

Employees, other than directors, may not serve as an officer, director, advisory director or on any committee of an outside for profit business organization without the prior written approval of the Chief Executive Officer. Directors who serve in such capacities must disclose those relationships yearly as required by Item 401 (e) (2) of Regulation S-K of the Securities Act of 1933. Employees serving in such capacities at the request of the Company are covered to a limited extent by the Company’s Director and Officer Liability Insurance policy. Any employee considering such service should confirm adequate liability insurance is maintained by the business organization for the employee’s protection and/or that the organization has taken appropriate action to indemnify its officers and directors to the extent permitted by law.

The foregoing does not apply to any fiduciary account where the Company finds it necessary or helpful for you to be appointed as an officer or director of an outside organization (e.g., where the Company holds or controls a substantial interest in the company because of its responsibilities). Such appointments may, under certain circumstances, require the approval of the Board of Directors.

Directors or Officers in Nonprofit Companies and Civic and Charitable Organizations

The Company recognizes the benefits of active participation by employees in nonprofit organizations, such as the Red Cross, United Way and community organizations. Appointments as a trustee, director or officer of a nonprofit religious, charitable or health and welfare organization are recognized as worthwhile community involvement. However, if you are considering an appointment as trustee, director or officer of a health and welfare organization (including but not limited to convalescent homes, hospitals or health maintenance organizations), you must obtain the prior written consent of the Chief Executive Officer. If you have been specifically asked by the Company to serve as a trustee, director or officer of a nonprofit organization, prior to serving you must notify the Company’s Chief Executive Officer in writing that you intend to serve as requested. Directors who serve in such capacities must disclose those relationships yearly in conjunction with the annual filing of the Company’s proxy statement. Employees serving in such capacities at the request of the Company are covered to a limited extent by the Company’s Director and Officer Liability Insurance policy.

Outside Employment

You are expected to devote full-time attention and energy to your career with the Company. The Company’s policy requires that you obtain the prior written consent of your department manager and the Human Resources Director prior to accepting any outside employment which would require a significant amount of your time.
You must avoid outside employment which involves or may appear to involve a conflict of interest. Examples include:

1.	Employment by a company or personally engaging in any activity that is competitive with the Company.

2.	Employment which involves the use of the Company’s equipment, supplies or facilities.

3.
Employment which involves the preparation, audit or certification of statements, tax returns or other documents upon which the Company may place reliance for lending or other purposes. If you prepare income tax returns for individuals or entities other than yourself, you must obtain confirmation from your potential client that the client does not intend to use your work product as part of any transaction with the Company.

4.
Employment which involves the rendering of investment, legal or other advice, or exercising judgment which is based upon information, reports or analyses that are accessible primarily from or through your employment with the Company.

5.	Employment under circumstances which may suggest the sponsorship or support of the Company on behalf of the outside employer or an outside organization.

6.     Employment as an insurance or securities broker, agent or representative.

7.
Employment as a real estate salesperson, broker, agent or contractor (except with the prior written approval of the Human Resources Director). Prior written approval is required since there are a number of potential conflict of interest situations, as well as possible violations of banking laws, which must scrupulously be avoided in this area).

Solicitation and Distribution Activities

In order to minimize work interruptions and to maintain a businesslike environment, the Company restricts solicitation and distribution activities on its property. Unless officially sanctioned by the Company and approved by an executive officer of the Company, you may not permit: (1) the display of any advertisement or promotion, or the sale of any goods or services by others on Company property; and (2) nonemployees to solicit contributions or place literature on Company property.

You may not solicit contributions from other employees on your or their work time in work areas without prior approval of the department manager for fundraiser items (e.g., Girl Scout Cookies, school fund raising projects, etc.). Distribution of literature in work areas is also prohibited unless it is in the normal course of Company business (e.g., IRS forms, Company forms and Federal Reserve pamphlets).

Advice to Customers

A.     Legal Advice

You may occasionally be asked by customers to make statements which relate to the legality of particular transactions. Neither the Company nor its employees are authorized to practice law for or provide legal advice to customers. As such, you must exercise care in your discussions with customers. Nothing must be said which might be interpreted as the giving of legal advice.

B.     Tax or Investment Advice

You must avoid giving customers advice on tax matters, the preparation of tax returns, or investment decisions, except as may be appropriate in the performance of a fiduciary responsibility or as otherwise required in the ordinary course of your duties.

C.     Recommending Other Firms to Customers

During the course of your contact with customers and the general public, you may occasionally be asked to recommend others who provide professional services. Typically, such requests involve attorneys, accountants, securities dealers, insurance agents, brokers and real estate agents. Customers who receive recommendations must be given several qualified sources, without indicating any preference or warranty by the Company, excluding only referral arrangements made by the Company.

Speeches and Articles for Publication

You may not speak on behalf of the Company or discuss the Company’s policies or procedures in articles, speeches or presentations without the prior written consent of the Chief Executive Officer. Although you are encouraged to prepare articles and make presentations in your individual capacity, you must avoid any appearance that you represent the Company with respect to such articles or presentations.

You may not use official Company stationery for personal correspondence or other non-work related purposes.

Neither you nor members of your immediate family may solicit honoraria for public speaking or writing services performed on behalf of the Company or by reason of the fact that you are an employee of the Company. You may not accept honoraria worth more than a nominal amount ($100) without the prior approval of the Human Resources Director. However, you may accept reimbursement of related expenses.

Political Activities

The Company believes that it is important for every citizen to take an active interest in political and governmental affairs. You are encouraged to keep yourself well informed concerning political issues and candidates and, to the degree practicable, take an active role in fostering better government. You should make it clear at all times, however, that your participation in political activities is done as a private citizen and not as a representative of the Company.

For legal and other reasons, your political activities must not be conducted during work hours and must not involve the use of the Company equipment, supplies or facilities. You may not make any political contributions (in the form of cash, goods or services) directly or indirectly (e.g., through reimbursement) on behalf of the Company.

If you run for political office or are considering a prominent role in a campaign or ballot measure, you are encouraged to consider the Company’s position.

If the amount of time required by your political activities is significant and may have an adverse effect on your overall performance, prior notice and approval by the Human Resources Director is required. If you become involved in political activities, you should also seek competent legal advice concerning the laws governing campaign financing and practices.

Under no circumstances may you make any payment to any government official or other person or organization which might in any way be construed to be improper, illegal, a bribe, a kickback, etc. If any transaction with a government official or other person or organization seems even remotely questionable, it must be referred to the Chief Financial Officer for a determination as to its propriety.

Although it is the Company’s policy not to endorse individual candidates in an election, you are free to express your own opinions, as long as it is clear that they are your own personal opinions. You may not write supportive letters for candidates or issues on Company stationery or act in any way which suggests the Company’s support of or opposition to a candidate or issue. When the Company deems it appropriate to take a public position on issues, it will designate specific individuals to speak on its behalf.

The roles of treasurer and assistant treasurer in political campaigns can present unusual problems because of the complex nature of the laws governing campaign contributions. A potential conflict of interest can also arise because of an employee’s access to insider information and customer lists. Accordingly, you should normally decline to accept such positions if there is any potential for a conflict of interest (or any appearance of a conflict). You must never use customer lists or exploit your business relationship with customers for the benefit of any campaign.

Reporting Procedures
All employees have a duty to report any violations of this Code, as well as violations of any laws, rules, or regulations. Employees also have a duty to report any transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

If you are aware of a potential conflict of interest or believe that the Code has been violated by an employee you must promptly report the violation to his or her direct supervisor, the Human Resources Director or such other personnel listed in this Code. If a report is made to a person other than the Human Resources Director, such person must in turn report the violation to the Human Resources Director. All violations by an officer or director of the Company must be reported directly to the Human Resources Director. Employees may also choose to report any violations regarding record keeping or financial reporting to the Audit Committee of the Board of Directors.

Reports may be made in person, by telephone, or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph or to the personnel listed in this Code. Reports to the Human Resources Director may be sent to the following address: 504 Redwood Blvd., Suite 100, Novato CA 94947. Reports to the Audit Committee may be sent to the following address: 504 Redwood Blvd., Suite 100, Novato CA 94947.

The Company maintains a separate and confidential Whistleblower Policy which is available on the Company’s intranet site and is incorporated by reference in this Code of Ethics. The whistleblower process allows for the anonymous reporting of financial misdealing, fraud, or inappropriate accounting, financial reporting or internal control procedures within the Bank. Additional reporting information is available on the Company’s intranet site under the whistleblower section.

When reporting a violation, you may choose to remain anonymous. However, if you make an anonymous report, you should create and preserve your own record of this report in order to be able to demonstrate your compliance with the requirement of reporting violations. Generally speaking, every effort will be made to maintain the confidentiality of reports of potential violations. However, there may be a point where the identity of the reporting employee may become known or may have to be revealed in the course of the investigation or to take corrective action.

The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations. Any employee who attempts to or encourages others to retaliate against an individual who has reported a violation will be subject to disciplinary action.

Disciplinary Action
The Company has implemented the following disciplinary policies to ensure that prompt and consistent actions are taken in response to Code violations:

A.    Range of Penalties

All violations of this Code will be treated seriously and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, (4) termination and/or (5) restitution. Material violations will also be reported to the appropriate regulatory agencies or other authorities.

B.    Disciplinary Process

The penalty for a particular violation of this Code will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee’s history of non-compliance and cooperation in the disciplinary process. Significant penalties will be imposed for violations resulting from intentional or reckless behavior. Penalties may also be imposed when an employee fails to report a violation due to the employee’s indifference, deliberate ignorance or reckless conduct. Where there is credible evidence of a violation, the Human Resources Director will determine the appropriate sanction with the assistance of appropriate members of Executive Management.

C.    Consistent Enforcement

All employees, officers and directors will be treated equally with respect to the imposition of disciplinary measures. Pursuant to this policy, all levels of employees will be subject to the same disciplinary action for the commission of a similar offense.

Changes Made to the Code of Ethical Conduct / Waiver
Any change in the Company’s Code of Ethics must be approved by the Company’s board of directors and disclosed as required by SEC and NASDAQ rules. From time to time the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be disclosed as required by SEC or NASDAQ rules. Any waiver for other employees may be made only by Director of Human Resources.

ACKNOWLEDGMENT OF RECEIPT

Fill in the required information below and return this form to the Human Resources Department to acknowledge receipt of your copy of the Amended and Restated Code of Ethical Conduct.

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ACKNOWLEDGMENT BY EMPLOYEE/DIRECTOR

This will confirm that I have received a copy of Bank of Marin Bancorp and Bank of Marin Code of Ethical Conduct. I have read the Code, understand it, and agree to follow its guidelines. I understand that compliance with the Code of Ethical Conduct is a very important matter and that a violation will be the basis for disciplinary action, including, if appropriate, termination of employment. I certify that, to the best of my knowledge, I am in compliance with the provisions of the Code of Ethical Conduct, except as set forth below.

Exceptions:______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

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Signature                        Date

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Name (please print)